As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Robo.ai Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Meydan Grandstand, 6th floor,

Meydan Road, Nad Al Sheba,

Dubai, UAE

Tel: (971) 58 543 6466

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shane Wu, Esq.

Ross D. Carmel, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, NY 10036

Tel: +1 (212)-930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders named in this preliminary prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 31, 2026

Robo.ai Inc.

Up to 36,352,303 Class B Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein (each, a “Selling Shareholder,” and, together, the “Selling Shareholders”) of up to 36,352,303 Class B ordinary shares, par value $0.002 per share (the “Class B ordinary shares”) of Robo.ai Inc. (the “Company”), or the “Resale Shares” consisting of: (a) up to 34,810,127 Class B ordinary shares issuable to the Note Investor (as defined below) upon the conversion or otherwise pursuant to the terms of convertible promissory notes in an aggregate principal amount of up to $25.0 million in the initial and second closings (such notes, the “Notes”) issued or issuable pursuant to that certain Securities Purchase Agreement, dated as of July 15, 2026 (the “July Purchase Agreement”), by and between the Company and the investor signatory thereto (the “Note Investor”), based on a conversion premium of 110% and on a floor price of $0.79 per share; and (b) 1,542,176 of a total of 6,168,705 Class B ordinary shares issued to Loop Capital Markets LLC (“Loop Capital”) pursuant to that certain Share Subscription Agreement, dated as of July 2, 2026, by and between the Company and Loop Capital (the “Share Subscription Agreement”) as consideration for a mutual general release among ICONIQ Holding Limited (“ICONIQ”), a former wholly-owned subsidiary of the Company sold to Energy Plus Management Limited in February 2026, the Company, and Loop Capital.

This prospectus also covers any additional Class B ordinary shares that may become issuable by reason of share splits, share dividends, or other events described in the Notes or the Share Subscription Agreement. The actual number of Class B ordinary shares issuable by us pursuant to any conversions or otherwise pursuant to the terms of the Notes will vary depending on the then-current market price of our Class B ordinary shares and in accordance with the terms and conditions of the Notes.

We provide more information about how the Selling Shareholders may sell or otherwise dispose of Class B ordinary shares offered for resale pursuant to this prospectus in the section titled “Plan of Distribution” on page 13. We will bear all costs, expenses, and fees in connection with the registration of the Class B ordinary shares offered hereby. The Selling Shareholders will receive all commissions and discounts, if any, attributable to the sales of its Class B ordinary shares offered hereby.

The Class B ordinary shares registered herein are identified in this prospectus as the “Registered Securities.” We will not receive any proceeds from any sale of the Registered Securities by the Selling Shareholders. We will pay the expenses associated with registering the resale of the Registered Securities by the Selling Shareholders, as described in more details in the section titled “Plan of Distribution” on page 13.

The Class B ordinary shares are currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIIO.” On July 30, 2026, the last reported sale price of our Class B ordinary shares on Nasdaq was $2.85 per share.

We are a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Our officers and directors are subject to the reporting but exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Prospectus Summary — Implications of Being a Foreign Private Issuer.”

As of July 30, 2026, Mr. Alan Nan Wu, the Executive Chairman of our Board of Directors, indirectly owned 1,817,501 Class A Ordinary Shares and 8,622 Class B ordinary shares through Muse Limited, a Cayman Islands company wholly owned by him, 7,000,000 Class A Ordinary Shares through Vantis Group Limited, a British Virgin Islands company wholly owned by him, and directly owned 517,319 Class B ordinary shares. These ordinary shares represent approximately 58.04% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. See “Prospectus Summary — Implications of Being a Controlled Company.”

Robo.ai Inc. is not an operating company, but a holding company incorporated in the Cayman Islands with its headquarters in Dubai, UAE. ROBO.AI Holding Limited, a company incorporated in the Cayman Islands and Robo.ai Inc.’s wholly-owned subsidiary, conducts its operations through Roboai Investments L.L.C-FZ, as well as various subsidiaries in Dubai. The securities registered herein are securities of Robo.ai Inc., not those of its operating subsidiaries. Therefore, investors in Robo.ai Inc. are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company.

This holding company structure involves unique risks to investors. As a holding company, Robo.ai Inc. may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to Robo.ai Inc. may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Unless otherwise stated or unless the context otherwise requires, references in this prospectus to “Robo.ai,” “we,” “us,” “our,” “the Company” and “our company” are to Robo.ai Inc. (formerly known as NWTN Inc.) and its subsidiaries.

Additionally, as a result of our corporate structure, our ability to pay dividends depends upon dividends paid by our subsidiaries in the UAE. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Robo.ai Inc. Any determination to pay dividends in the future will be at the discretion of Robo.ai Inc.’s board of directors.

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the Securities and Exchange Commission, or the SEC, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our former auditor, Assentsure PAC, an independent registered accounting firm based in Singapore (PCAOB ID: 6783), has been subject to inspections by the PCAOB on a regular basis to assess its compliance with the applicable professional standards and was not subject to the determination announced by the PCAOB on December 16, 2021. Our current auditor, OneStop Assurance PAC (“Onestop”), is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our current auditor, OneStop Assurance PAC, the independent registered public accounting firm as an auditor of companies whose shares are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our current auditor’s registration with the PCAOB took effect on December 17, 2020, and it is currently subject to PCAOB inspections, having its last inspection on July 13, 2023. The PCAOB currently has access to inspect the working papers of our current auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in Mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For a detailed discussion, see “Item 3. Key Information—D. Risk Factors— Risks Relating to the Regions in Which We Operate — Our ordinary shares may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act in the future, if the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ordinary shares, or the threat of their being delisted and prohibited from trading, may cause the value of our ordinary shares to significantly decline or be worthless” in our most recent annual report on Form 20-F for the fiscal year ended December 31, 2025.

We implemented a 1-for-20 reverse share split of all classes of our ordinary shares effective on April 6, 2026 pursuant to which every 20 ordinary shares were combined into one ordinary share. As a result of the reverse share split, the par value of the Class A ordinary shares and Class B ordinary shares changed from $0.0001 each to $0.002 each. Unless otherwise noted herein, all share and per share information in this prospectus give effect to the reverse share split. Each Class A ordinary share is entitled to twenty-five (25) votes, while each Class B ordinary share is entitled to one (1) vote.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated            , 2026

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling shareholders have authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Shareholders may, from time to time, sell the Resale Shares offered by them described in this prospectus, in one or more offerings as described under “Plan of Distribution”. We will not receive any proceeds from the sale by the Selling Shareholders of the Resale Shares offered by them described in this prospectus. Information about the Selling Shareholders may change over time. When the Selling Shareholders sell the Resale Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the subsequent prospectus supplement varies from the information in this prospectus, you should rely on the information in the subsequent prospectus supplement. Before purchasing any Resale Shares, you should carefully read both this prospectus and the accompanying prospectus supplement, if any (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor the Selling Shareholders are making an offer to sell the Resale Shares in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Shareholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Resale Shares and the distribution of this prospectus outside the United States.

We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise stated or unless the context otherwise requires, the terms “the Company,” “the registrant,” “our company,” “the Group,” “we,” “us,” “our,” “ours,” and “Robo.ai” refer to Robo.ai Inc. (formerly known as NWTN Inc.), an exempted company incorporated under the laws of the Cayman Islands, and its subsidiaries. In this prospectus, when used herein, unless the context requires otherwise:

●	“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

●	“Fifth Amended and Restated Memorandum and Articles of Association” means the fifth amended and restated memorandum and articles of association of Robo.ai Inc., dated April 6, 2026.

●	“East Stone” means East Stone Acquisition Corporation, a British Virgin Islands business company.

●	“EarlyBird” refers to EarlyBird Capital, Inc.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“ICONIQ” means ICONIQ Holding Limited, a Cayman Islands exempted company.

●	“JOBS Act” means the Jumpstart Our Business Startups Act.

●	“Mainland China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

●	“Nasdaq” means the Nasdaq Stock Market LLC.

●	“PRC” or “China” refers to the People’s Republic of China.

●	“Class A ordinary shares” means the class A ordinary shares, par value $0.002 per share, of Robo.ai Inc., each of which is entitled to twenty-five (25) votes.

●	“Class B ordinary shares” means the class B ordinary shares, par value $0.002 per share, of Robo.ai Inc., each of which is entitled to one (1) vote.

●	“Representative’s Warrants” means the 63,750 warrants of East Stone issued to I-Bankers and EarlyBird, in connection with their services as underwriters for East Stone’s initial public offering, and which were converted upon the consummation of the Business Combination into warrants of Robo.ai Inc., each of which entitles the holder thereof to purchase one-twentieth of Class B ordinary share in lieu of one ordinary share of East Stone.

●	“RMB” and “Renminbi” each refers to the legal currency of the People’s Republic of China, excluding, for the purpose of this definition, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“U.S.” means the United States of America.

●	“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

References to “U.S. Dollars,” “USD,” “US$,” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

We report financial results in U.S. dollars, and a material portion of our sales and operating costs are realized in currencies other than the U.S. dollar. As such, we are exposed to currency risk due to cash, trade and other receivables, borrowings and trade and other payables denominated in foreign currency, being primarily the U.S. dollar. If the value of any currencies in which sales are realized, particularly Renminbi, depreciates relative to the U.S. dollar, our foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on our business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, our operating costs will increase when translated to U.S. dollars for reporting purposes.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	the ability to maintain the listing of Robo.ai Inc.’s securities on the Nasdaq Capital Market;

●	our market opportunity and our ability to acquire new customers and retain existing customers;

●	our ability to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing client needs, requirements or preferences;

●	the timing and impact of our growth initiatives on our future financial performance;

●	the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which we intend to operate;

●	our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

●	alternative autonomous driving products and technological improvements by our peers and competitors;

●	our ability to raise capital;

●	the possibility that we may be adversely affected by other economic, business and/or competitive factors, which might be beyond our control;

●	changes in applicable laws or regulations; and

●	the other risks and uncertainties described in this prospectus underlying or relating to any forward-looking statements.

We caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. You should read these statements in conjunction with the risk factors disclosed in “Risk Factors” of this prospectus. Those risks are not exhaustive. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement.

We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections titled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our securities.

Robo.ai Inc.

Overview

Headquartered in Dubai, UAE, we strive to offer vehicles that embody a “passenger-centric” design philosophy. Our innovative vehicle designs integrate technologies such as digital connectivity and autonomous driving to deliver outstanding travel experience to passengers. Since our rebranding in August 2025, we have been strategically shifting into a decentralized, AI-powered intelligent asset platform that integrates smart vehicles, robotics, and blockchain. Our mission is to build a global AI asset platform that connects AI terminals across industries, empowers users with intelligent infrastructure, and reshapes how value is created and exchanged worldwide. Our vision is to pioneer an intelligent future with an AI-powered smart mobility, smart device, and smart asset ecosystem.

We have historically focused on the development of a portfolio of electric vehicles, or EVs, including MUSE and autonomous logistics vehicles, which are planned to be equipped with autonomous driving technology and digital connectivity through collaboration with strategic partners. The vehicles provide a unique insight into our design DNA and will help anchor our brand positioning as we progressively launch our vehicle portfolio. We envision each of the vehicles to be one enhanced with perception, reasoning, and actuating devices that enhance the riding experience. We are systematically expanding into the smart mobility solutions sector as part of our ongoing transition toward an AI-powered smart mobility ecosystem. Moreover, by partnering with automotive engineering service providers, we have adopted an asset-light manufacturing model, which we believe allows us to lower our initial capital expenditures and ramp up the production and commercialization of our products efficiently. Furthermore, we have established strategic collaborations to jointly develop and deploy electric and autonomous mobility and smart logistics solutions in key international markets to further support our transformation. We continue to explore opportunities with new partners to enhance product features and to develop new models that can leverage economy of scale from our existing product platforms and technologies, which will help attract external resources, reinforce our brand, and generate additional revenue.

We believe that in recent years, the demand growth in the global passenger vehicle markets has been fueled by increases in per capita income, adoption of electric vehicles, and significant advancement in technologies such as advanced driver assistance system, or ADAS. While electric vehicles remain an important part of our business, we are progressively broadening our focus to adjacent intelligent mobility areas such as autonomous logistics and electric vertical take-off and landing aircrafts, or eVTOL, supported by our evolving AI and digital technology capabilities.

Recent Developments

Settlement of Loop Capital Dispute

On May 3, 2023, a winding up petition was brought by Loop Capital Markets LLC (“Loop Capital”) against ICONIQ before Cayman Grand Court (the “Loop Capital Petition”), claiming a total amount of US$10.1 million and warrants totaling 2 million units pursuant to an engagement letter dated February 11, 2022 (the “Loop Capital Engagement Letter”). The winding up proceeding was stayed after ICONIQ’s invocation of the mediation and arbitration clause in the Loop Capital Engagement Letter. Given both parties’ inability to resolve the dispute through mediation, on September 5, 2023, Loop Capital commenced the arbitration against ICONIQ. On January 31, 2025, the arbitrator of the arbitration rendered an award (the “Award”), and ICONIQ was ordered by the arbitrator to pay a total of about US$14.7 million with interest to Loop Capital. Because the award was not satisfied afterwards, Loop Capital filed an application in the United States District Court for the Northern District of Illinois Eastern Division (the “Court”) requesting the court to enter a default judgment. On June 26, 2025, the Court confirmed the Award and entered judgment in favor of Loop Capital at the amount of $14,677,060.35 (the “Judgment”) plus post-judgment interest at the rate of 9% per annum from March 2, 2025 until the date all amounts of the Award and Judgement are paid in full. On October 20, 2025, a statutory demand was served at the registered offices of ICONIQ with a table reflecting the total amount owned to Loop Capital in the sum of $15,183,046.58 as of October 21, 2025. On July 2, 2026, the Company entered into a Share Subscription Agreement with Loop Capital and issued 6,168,705 Class B ordinary shares to Loop Capital, subject to a four-tranche lock-up schedule with the release upon the effectiveness of this registration statement registering the first tranche of Loop Capital’s Class B ordinary shares, and thereafter at six-month intervals. The Company, ICONIQ, and Loop Capital will enter into a Mutual General Release Letter (the “Release”) upon the effectiveness of this registration statement to release any and all claims, actions, suits, causes of action, demands, losses, damages, costs and expenses of any kind (including without limitation attorneys’ fees and expenses), debts, liens, contracts, obligations, agreements, promises and liabilities, fixed or contingent, which the Loop Capital Releasing Parties (as defined in the Release) now have or have ever had against ICONIQ or any of the other ICONIQ Released Parties (as defined in the Release) arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Loop Capital signs the Release.

Acquisition of QC Capital Limited

On June 12, 2026, our indirectly wholly owned subsidiary, Roboai Investments L.L.C.-FZ, entered into a share purchase agreement dated as of June 12, 2026 with all shareholders of QC Capital Limited, a technology company incorporated under the laws of the British Virgin Islands.

Pursuant to the share purchase agreement, Roboai Investments L.L.C-FZ will acquire from the sellers 100% of the issued and outstanding shares of the QC Capital limited, for a total consideration of $60,000,000, payable in 20,491,805 Class B ordinary shares of the Company (the “Consideration Shares”). 97% of the Consideration Shares are subject to a lock-up period of 8 years commencing on the closing date and will be released in five equal annual tranches on each of the anniversaries after the closing date, starting from the fourth anniversary after the closing date, and 3% of the Considerations Shares are subject to lock-up until their registration. On June 15, 2026, we closed this acquisition and issued 20,491,805 Class B ordinary shares. 97% of the Consideration Shares, or 19,877,050 Class B ordinary shares are subject to terms of the lock-up period pursuant to the share purchase agreement. 3% of the Consideration Shares, or 614,755 Class B ordinary shares will be unlocked upon the effectiveness of a registration statement, which is expected by end of September 2026.

Acquisition of Neurovia AI Limited

The Company entered into a share purchase agreement dated as of May 4, 2026 through its indirectly wholly owned subsidiary, Roboai Investments L.L.C-FZ, with Aetheron AI Limited (“Aetheron”), the 100% equity owner of Neurovia AI Limited, (“Neurovia”), a technology company in data processing and compression business incorporated under the laws of the British Virgin Islands.

Pursuant to the share purchase agreement, Roboai Investments L.L.C-FZ will acquire from Aetheron 100% of the issued and outstanding shares of Neurovia, for a total consideration of US$100,000,000, payable in 149,097,957 Class B ordinary shares of the Company (the “Neurovia Acquisition Consideration Shares”), of which 104,097,957 Class B ordinary shares were issued and 45,000,000 Class B ordinary shares to be issued. The Neurovia Acquisition Consideration Shares are subject to a lock-up period of 8 years commencing on the closing date, including the first four years with absolutely no release, and will be released in five equal annual tranches on each of the anniversaries after the closing date, starting from the fourth anniversary after the closing date. Closing occurred on May 18, 2026.

The share purchase agreement sets forth the parties’ respective post-closing roles and responsibilities. This acquisition is intended to support the Company’s technology development efforts and to facilitate the international commercialization of its intelligent hardware and mobility solutions.

Acquisition of Chinasky Car Trading FZE

We entered into a share purchase agreement dated as of February 19, 2026 through our indirectly wholly owned subsidiary, Roboai Investments L.L.C.-FZ, with Yuntao Liu, the 100% equity owner of Chinasky Car Trading FZE (“Chinasky”), an automobile trading company incorporated in Dubai under the laws of United Arab Emirates.

Pursuant to the share purchase agreement, Roboai Investments L.L.C.-FZ will acquire from the Yuntao Liu 51% of the issued and outstanding shares of Chinasky, for a total consideration of US$1,000,000, payable in 7,388,799 Class B ordinary shares of the Company (the “Chinasky Acquisition Consideration Shares”). The Chinasky Acquisition Consideration Shares are subject to a lock-up period of 4 years commencing on the closing date and will be released in four equal annual tranches on each of the first four anniversaries of the closing date. Closing would occur on or before March 31, 2026 or on a later date as mutually agreed in writing, provided that all conditions precedent have been satisfied or waived. As of the date of this prospectus, the transaction has not been closed and no new closing date has been agreed upon in writing.

Joint Venture with DaBoss.AI Inc.

We entered into a joint venture agreement dated as of February 9, 2026 through our indirectly wholly owned subsidiary, Roboai Investments L.L.C.-FZ, with DaBoss.AI Inc. in connection with a proposed establishment of joint venture under the laws of the United Arab Emirates to establish an Embodied AI Data Collection Center within the territories of the Gulf Cooperation Council. Roboai Investments L.L.C.-FZ is responsible for all non-technical infrastructure and operational support, while DaBoss.AI Inc. is responsible for all technical and commercial operations of the joint venture’s core function.

Pursuant to the joint venture agreement, we will beneficially own 51% of the joint venture and thus will consolidate our financial results under U.S. GAAP. Both parties agree that additional shareholders may participate in the joint venture based on strategic business and operational development needs. The joint venture is expected to be established within 60 days after the execution of the joint venture agreement. As of the date of this prospectus, the joint venture has not yet been formally established. The board of directors of the joint venture will consist of five people, three of whom will be appointed by Roboai Investments L.L.C.-FZ and two of whom will be appointed by DaBoss.AI Inc. The CEO of the joint venture company will be nominated by DaBoss.AI Inc., while the CFO will be nominated by Roboai Investments L.L.C.-FZ. Any single expenditure exceeding $100,000 requires the joint signature of the CFO and an authorized representative of DaBoss.AI Inc., which will have real-time, read-only access to all financial systems. Certain reserved matters require the approval of shareholders representing at least two-thirds of the voting rights or the affirmative vote of the director appointed by DaBoss.AI Inc.

The first major project planned by the joint venture will be the deployment of an initial distributed data collection network within the United Arab Emirates.

All business opportunities involving data collection and annotation services utilizing robotic terminals or robotic arms in physical location in the Gulf Cooperation Council region must be executed exclusively by the joint venture, and any party diverting this business will be subject to financial penalties. The joint venture will serve as the preferred provider for data collection outside of the Gulf Cooperation Council region. However, DaBoss.AI Inc. maintains the sole and absolute discretion to route global orders based on specific scenario requirements, technical standards, and cost-efficiency across various regions.

Disposition of ICONIQ Holding Limited

We entered into an agreement for the transfer of one ordinary share in our wholly-owned subsidiary, ICONIQ Holding Limited, dated as of February 5, 2026 (“Energy Plus Agreement”) with Energy Plus Management Limited, pursuant to which Energy Plus Management Limited agreed to acquire from us 100% of the issued and outstanding ordinary shares of ICONIQ Holding Limited for a purchase price of US$1.00 in cash. In the Energy Plus Agreement, the Company and Energy Plus have made representations and warranties and have agreed to covenants relating to the transaction. The closing of the transaction took place in February 2026.

Joint venture with Tachyon9 Corporation

We entered into a joint venture agreement dated as of January 28, 2026 through our indirectly wholly owned subsidiary, Roboai Investments L.L.C.-FZ, with Tachyon9 Corporation in connection with a proposed establishment of joint venture under the laws of the United Arab Emirates to invest in, develop, own, and operate data center facilities.

Pursuant to the joint venture agreement, we will beneficially own 51% of the joint venture and thus will consolidate our financial results under U.S. GAAP. The joint venture is expected to be established within 60 days after the execution of the joint venture agreement. As of the date of this prospectus, the joint venture has not yet been formally established. The board of directors of the joint venture will consist of three people, two of whom will be appointed by Robo.ai Investments L.L.C.-FZ and one of whom will be appointed by the other joint venture party. The CEO of the joint venture company will be appointed by both joint venture parties, while the CFO will be appointed by Roboai Investments L.L.C.-FZ.

The first material project planned by the joint venture will be the development and operation of a data center facility with a target design capacity of approximately twenty megawatts (20 MW) of critical IT load. The planned project will be located within the Asia-Pacific or Middle East and North Africa regions, with the specific site to be mutually agreed upon by the joint venture parties based on a feasibility study to be commissioned by the joint venture.

Other Recent Corporate Events

Reverse Share Split

We implemented a 1-for-20 reverse share split of all classes of our ordinary shares effective on April 6, 2026 pursuant to which every 20 ordinary shares were combined into one ordinary share. Unless otherwise noted herein, all share and per share information in this prospectus give effect to the reverse share split. As a result of the reverse share split, the par value of the Class A Ordinary Shares and Class B Ordinary Shares changed from $0.0001 each to $0.002 each. Each Class A Ordinary Share is entitled to twenty-five (25) votes, while each Class B Ordinary Share is entitled to one (1) vote.

Nasdaq Notification Letters

The Company received a letter from Nasdaq dated December 10, 2025, notifying the Company that it was not in compliance with the minimum bid price requirement as the closing bid price of its Class B ordinary shares had been below $1.00 per share for the previous 30 consecutive business days. On May 29, 2026, the Company announced that it has received a letter from the Listing Qualifications of the Nasdaq Stock Market (“Nasdaq”) dated May 28, 2026 (the “Compliance Notice”), notifying the Company that the Company had regained compliance with Listing Rule 5550(a)(2). Following receipt of the Compliance Notice, the Company is no longer considered below the Nasdaq minimum bid price requirement and has regained compliance regarding this matter.

December 2025 Convertible Note Facility

On December 10, 2025, we entered into certain securities purchase agreement, as amended on June 5, 2026 (the “Original Purchase Agreement”) with the Note Investor pursuant to which we agreed to issue and sell, and the Note Investor agreed to purchase, in multiple closings, subject to the satisfaction or waiver of certain closing conditions, convertible promissory notes (the “Original Notes”) in an aggregate original principal amount of up to $80 million, at a purchase price of $920 per $1,000 of principal amount.

Pursuant to the terms of the Original Purchase Agreement, (i) on December 10, 2025, we completed the initial closing in which we issued and sold to the Note Investor an Original Note in the aggregate principal amount of $8.5 million for a purchase price of $7.82 million (the “December Note”); (ii) on May 14, 2026, we completed the second closing in which we issued and sold to the Note Investor an Original Note in the aggregate principal amount of $1.5 million for a purchase price of $1.38 million (the “May Note”); (iii) on June 5, 2026, we completed the third closing in which we issued and sold to the Note Investor an Original Note in the aggregate principal amount of $2.0 million for an aggregate purchase price of $1.84 million (the “June Note”); and (iv) on July 10, 2026, we completed the fourth closing in which we issued and sold to the Note Investor an Original Note in the aggregate principal amount of $11.0 million for an aggregate purchase price of $10.12 million (the “July Note”).

The Original Notes mature two years after the applicable issuance date and bear no interest; however, the Original Notes will bear interest at a rate of 14% per annum upon the occurrence of any Event of Default (as defined in the Original Notes) for so long as such event remains uncured. The Original Notes rank pari passu with all other Original Notes and are our senior obligations. The Original Notes are convertible, in whole or in part at any time after issuance, into conversion shares in an amount equal to the (i) product of the principal being converting and 110%, divided by (ii) the lower of (A) the closing price on the day prior to the issuance date and (B) the greater of (I) 90% of the lowest daily VWAP (as defined in the Original Notes) during the 10 Trading Days (as defined in the Original Notes) prior to conversion and (II) the Floor Price (as defined in the Original Notes). The December Note matures on December 10, 2027 and has a conversion price of $11.60 per Class B ordinary share. The May Note matures on May 14, 2028 and has an initial conversion price of $2.61 per Class B ordinary share. The June Note matures on June 5, 2028 and has an initial conversion price of $3.20 per Class B ordinary share. The July Note matures on July 10, 2028 and has an initial conversion price of $3.40 per Class B ordinary share. The Original Notes contain standard adjustments to the conversion price for forward or reverse share splits, pro rata distributions to shareholders, and share dividends. In addition, should the Company sell, grant or issue any Class B ordinary shares at a consideration price per share that is less than the then effective conversion price of the then outstanding Original Notes, the conversion price of such Original Notes will be adjusted to the lower of (x) 105% of such consideration price, and (y) the conversion price then in effect.

The Note Investor may not convert any portion of an Original Note, to the extent that, after giving effect to such conversion, it (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). However, the Note Investor, upon notice to us, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to us.

July 2026 Convertible Note Facility

On July 15, 2026, the Company entered the July Purchase Agreement with the Note Investor, pursuant to which the Company agreed to issue and sell, and the Note Investor agreed to purchase, in multiple closings pursuant to private placement exemptions under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D promulgated thereunder and subject to the satisfaction or waiver of certain closing conditions, a new series of senior convertible notes of the Company in an aggregate original principal amount of up to $37.5 million (the “Notes”), at a purchase price of $920 per $1,000 of principal amount.

Pursuant to the terms of the July Purchase Agreement, on July 17, 2026, we completed the initial closing in which we issued and sold to the Note Investor an initial Note in the aggregate principal amount of $12.5 million for a purchase price of $11.5 million (the “Initial Note”). Subject to the satisfaction or waiver of certain conditions, including the availability of sufficient authorized Class B ordinary shares for the reserve of the conversion shares underlying the Notes, we may issue and sell to the Note Investor a second Note in the aggregate principal amount of $12.5 million for a purchase price of $11.5 million, in one or more second closings.

Additional closings may be initiated by either the Note Investor or the Company, subject to the satisfaction or waiver of certain closing conditions, such as minimum trading liquidity requirements, the effectiveness of an registration statement related to the resale of the Class B ordinary shares issuable upon conversion or otherwise pursuant to the terms of the Notes, limits on outstanding principal from prior tranches, and other customary equity conditions. The Note Investor may waive any such conditions and may elect to initiate a closing at its discretion.

The Notes will mature two years after the applicable issuance dates and bear no interest, except that the Notes will bear interest at a rate of 14% per annum upon the occurrence of any event of default pursuant to the Notes for so long as such event remains uncured. The Notes rank pari passu with all other Notes and are senior obligations of the Company. The Notes are convertible, in whole or in part at any time after issuance, into Class B ordinary shares of the Company in an amount equal to the  quotient of (i) product of the principal being converted and 110%, divided by (ii) the lower of (a) 140% of the closing price on the day prior to the applicable Note issuance date, and (b) the greater of (1) 90% of the lowest daily VWAP during the 10 days prior to the conversion date or other date of determination and (2) the Floor Price (as defined in the Notes). The Initial Note matures on July 17, 2028 and has an initial conversion price of $5.81 per Class B ordinary share. In addition, should the Company sell, grant or issue any Class B ordinary shares at a consideration price per share that is less than the then effective conversion price of the then outstanding Original Notes, the conversion price of such Original Notes will be adjusted to the lower of (x) 105% of such consideration price, and (y) the conversion price then in effect.

The Note Investor may not have the right to convert any portion of a Note, to the extent that, after giving effect to such conversion, the holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The Note Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first day after such notice is delivered to the Company.

Pursuant to the July Purchase Agreement, the Company intends to use the net proceeds from the sale of the Notes for general corporate purposes and working capital, and no more than an aggregate of $1,000,000 may be used for (i) the satisfaction of any indebtedness of the Company or its subsidiaries, (ii) the redemption or repurchase of any securities of the Company or its subsidiaries, or (iii) the settlement of any outstanding litigation.

Pursuant to the July Purchase Agreement, the Company agreed, for a covenant period specified in the July Purchase Agreement, not to issue, offer, sell, or otherwise dispose of, or announce the issuance of, any equity or equity-linked securities, subject to certain exceptions. In addition, the Company agreed, during the covenant period, not to effect or enter into any agreement to effect a subsequent placement involving a variable rate transaction.

Our Corporate Information

Robo.ai Inc. was incorporated on March 22, 2022 as a Cayman Islands exempted company, and our principal executive office is located at c/o Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, UAE.

Our Class B ordinary shares and Public Warrants commenced trading on The Nasdaq Capital Market on November 14, 2022 under the ticker symbols “NWTN” and “NWTNW,” respectively. In conjunction with our name change, we also changed the trading symbol for our Class B ordinary shares from “NWTN” to “AIIO,” and the trading symbol for our Public Warrants from “NWTNW” to “AIIOW,” both effective on August 26, 2025.

Our website address is http://www.roboai.io, and our telephone number is (971) 58 543 6466. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Holding Foreign Companies Accountable Act

On December 16, 2021, the Public Company Accounting Oversight Board, or the PCAOB, issued a report notifying the Securities and Exchange Commission, or the SEC, of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC will prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. The delisting of our ordinary shares, or the threat of them being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. Our former auditor, Assentsure PAC, an independent registered accounting firm based in Singapore (PCAOB ID: 6783), has been subject to inspections by the PCAOB on a regular basis to assess its compliance with the applicable professional standards and was not subject to the determination announced by the PCAOB on December 16, 2021. Our current auditor, OneStop Assurance PAC, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Our auditor, OneStop Assurance PAC, the independent registered public accounting firm as an auditor of companies whose shares are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect on December 17, 2020, and it is currently subject to PCAOB inspections, having its last inspection on July 13, 2023. The PCAOB currently has access to inspect the working papers of our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in Mainland China and Hong Kong, among other jurisdictions, and if we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers and directors are subject to the reporting requirements of Section 16(a) of the Exchange Act and are required to file Forms 3, 4, and 5 with the SEC to disclose their beneficial ownership of and transactions in our equity securities. However, our officers and directors remain exempt from the short-swing profit recovery provisions of Section 16(b) and the short sale prohibitions of Section 16(c) of the Exchange Act. Holders of more than 10% of our equity securities who are not also directors or officers remain exempt from Section 16 in its entirety. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer after the period we ceased to qualify as an emerging growth company.

Pursuant to the home country rule exemption set forth under Nasdaq Listing Rule 5615(a)(3)(A), which provides (with certain exceptions not relevant to the conclusions expressed herein) that a foreign private issuer may follow its home country practice in lieu of the requirements of the Nasdaq Marketplace Rule 5600 Series, we elected to be exempt from the requirements as follows:

(i)	Nasdaq Listing Rule 5620 which provides that (a) (with certain exceptions not relevant to the conclusions expressed herein) each company listing common stock or voting preferred stock, and their equivalents, shall hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end; (b) each Company that is not a limited partnership shall solicit proxies and provide proxy statements for all meetings of Shareholders and shall provide copies of such proxy solicitation to Nasdaq; and (c) quorum requirements for the shareholders’ meeting;

(ii)	Nasdaq Listing Rule 5635 which sets forth (A) the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (a) the acquisition of the stock or assets of another company, (b) equity-based compensation of officers, directors, employees or consultants, (c) a change of control, and (d) transactions other than public offerings; (B) general provisions relating to shareholder approval; and (C) the financial viability exception to the shareholder approval requirement; and

(iii)	Nasdaq Listing Rule 5250(b)(3) which sets forth the requirement to disclose third party director and nominee compensation; and

(iv)	Nasdaq Listing Rule 5250(d) which sets forth the requirement to distribute annual and interim reports.

Implications of Being a Controlled Company

Additionally, as of July 30, 2026, Mr. Alan Nan Wu, the Executive Chairman of our Board of Directors, indirectly owned 1,817,501 Class A Ordinary Shares and 8,622 Class B ordinary shares through Muse Limited, a Cayman Islands company wholly owned by him, 7,000,000 Class A Ordinary Shares through Vantis Group Limited, a British Virgin Islands company wholly owned by him, and directly owned 517,319 Class B ordinary shares. These ordinary shares represent approximately 58.04% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors.

THE OFFERING

Total Issued and Outstanding Ordinary Shares of Robo.ai Inc.	As of July 30, 2026, there were 169,065,241 ordinary shares issued and outstanding, consisting of 8,817,501 Class A ordinary shares and 160,247,740 Class B ordinary shares. Each Class A ordinary share is entitled to twenty-five (25) votes, while each Class B ordinary share is entitled to one (1) vote.

Resale of Ordinary Shares by the Selling Shareholders

Ordinary Shares Offered by the Selling Shareholders

Up to 36,352,303 Class B ordinary shares, which include:

(a) up to 34,810,127 Class B ordinary shares issuable to the Note Investor upon conversion of the Notes in the aggregate principal amount of up to $25.0 million issued or issuable pursuant to the July Purchase Agreement in the initial and second closings, based on a conversion premium of 110% and a floor price of $0.79; and

(b) 1,542,176 of a total of 6,168,705 Class B ordinary shares issued to Loop Capital pursuant to that certain Share Subscription Agreement, as consideration for a mutual general release among ICONIQ, the Company, and Loop Capital.

Selling Shareholders	The Selling Shareholders are set forth in the section titled “Selling Shareholders” of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of Class B ordinary shares by the Selling Shareholders. All of the net proceeds from the sale of our Class B ordinary shares will go to the Selling Shareholders as described below in the sections titled “Selling Shareholders” and “Plan of Distribution”. We will, however, receive proceeds from the sale of Original Notes and Notes in additional closings pursuant to the Original Purchase Agreement and the July Purchase Agreement respectively. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services, or any other expenses that they incur in disposing of the Class B ordinary shares. We have agreed to bear all other expenses relating to the registration of the resale of the Class B ordinary shares for the Selling Shareholders.

Dividend Policy	We have never declared or paid any cash dividend on our Class B ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our Class B ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for the Class B Ordinary Shares	The Class B ordinary shares are listed on Nasdaq under the trading symbol “AIIO”.

Risk Factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Current Reports on Form 6-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our securities could decline and you could lose part or all of your investment.

Please see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to the Resale of the Shares and Ownership of Our Class B Ordinary Shares

The Selling Shareholders may choose to sell the Resale Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which they may sell or otherwise dispose of the Resale Shares covered by this prospectus. Sales or other dispositions of the Resale Shares below the then-current market prices could adversely affect the market price of our Class B ordinary shares.

A large number of our Class B ordinary shares may be sold in the market upon the SEC declaring this registration statement on Form F-3 effective, which may significantly depress the market price of our Class B ordinary shares.

The Resale Shares sold or to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act upon the SEC declaring this registration statement on Form F-3 effective. As a result, a substantial number of our Class B ordinary shares may be sold in the public market upon the SEC declaring this registration statement effective. Pursuant to the terms of the July Purchase Agreement, on July 17, 2026, we completed the initial closing in which we issued and sold to the Note Investor an initial Note in the aggregate principal amount of $12.5 million for a purchase price of $11.5 million (the “Initial Note”). Subject to the satisfaction or waiver of certain conditions, including the availability of sufficient authorized Class B ordinary shares for the reserve of the conversion shares underlying the Notes, we may issue and sell to the Note Investor a second Note in the aggregate principal amount of $12.5 million for a purchase price of $11.5 million, in one or more second closings. The Note Investor may not have the right to convert any portion of a Note, to the extent that, after giving effect to such conversion, the holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). The Note Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first day after such notice is delivered to the Company.

If there are significantly more our Class B ordinary shares offered for sale than buyers are willing to purchase, then the market price of our Class B ordinary shares may decline to a market price at which buyers are willing to purchase the offered our Class B ordinary shares and sellers remain willing to sell our Class B ordinary shares. Sales of a substantial number of our Class B ordinary shares in the public market following the completion of this offering, or the perception that such sales might occur, could depress the market price of our Class B ordinary shares and could impair our ability to raise capital through the sale of our additional equity securities.

The market price and trading volume of our Class B ordinary shares may be volatile.

We list our Class B ordinary shares on Nasdaq under the symbol “AIIO”, and our Class B ordinary shares have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market is sustained for our Class B ordinary shares, the market price of our Class B ordinary shares may be volatile and could decline significantly. In addition, the trading volume in our Class B ordinary shares may fluctuate and cause significant price variations to occur. If the market price of our Class B ordinary shares declines significantly, you may be unable to resell your shares at or above the market price of such shares. We cannot assure you that the market price of our Class B ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities including due to the expiration of contractual lock-up agreements;

●	publication of research reports about our company;

●	the performance and market valuations of other similar companies;

●	failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

●	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to our company;

●	commencement of, or involvement in, litigation involving our company;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering of the Resale Shares, and recipients should not rely on such information.

We are no longer an “emerging growth company,” which may increase our compliance burden and associated costs.

As of December 31, 2025, we ceased to qualify as an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, because the fifth anniversary of the initial public offering of East Stone Acquisition Corporation has passed. As a result, we are no longer eligible for certain exemptions previously available to us. We were not required to comply with the auditor attestation requirements of Section 404 for the fiscal year ended December 31, 2025 because we were neither an accelerated filer nor a large accelerated filer. Compliance with these requirements will likely increase our legal, accounting, and other compliance costs and make some activities more time-consuming and costly.

However, because we continue to qualify as a “foreign private issuer” under SEC rules, we remain exempt from certain reporting and governance requirements applicable to U.S. domestic issuers. These include, among others, the requirement to provide a compensation discussion and analysis and other detailed disclosures regarding executive compensation, and the requirement to hold non-binding shareholder advisory votes on executive compensation and golden parachute arrangements.

Nonetheless, the loss of our emerging growth company status may still increase our compliance burden and subject us to greater scrutiny by investors, analysts, and regulators. Any failure to comply with our expanded obligations could adversely affect our business, financial condition, and results of operations.

SELLING SHAREHOLDERS

The Class B ordinary shares being offered by the Selling Shareholders are (i) those issuable to the Note Investor upon conversion of the Notes, and (ii) those issued under the Share Subscription Agreement by and between the Company and Loop Capital Markets LLC, dated as of July 2, 2026 (the “Share Subscription Agreement”), to Loop Capital Markets LLC. For additional information regarding the issuance of the Notes, see “Prospectus Summary – Recent Developments - Other Recent Corporate Events – July 2026 Convertible Note Facility”. For additional information regarding the issuance of Class B ordinary shares under the Share Subscription Agreement, see “Prospectus Summary - Recent Developments – Settlement of Loop Capital Dispute.”

We are registering the Class B ordinary shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for (i) the entry into, and ownership of the Notes issued pursuant to, the July Purchase Agreement, (ii) the entry into, and ownership of the Original Notes issued pursuant to, the Original Purchase Agreement, and (iii) the entry into and the receipt of Class B ordinary shares issuable pursuant to the equity purchase facility agreement dated December 11, 2025, neither the Note Investor nor its affiliates have had any material relationship with us within the past three years. Except for (i) the Loop Capital Petition and related dispute, and (ii) entry into, and the receipt of shares issued under the Share Subscription Agreement, Loop Capital has not had any material relationship with use within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the Class B ordinary shares held by each of the Selling Shareholders. The second column lists the number of Class B ordinary shares beneficially owned by the Selling Shareholders, based on their respective ownership of Class B ordinary shares and Notes, as of July 30, 2026.

The third column lists the Class B ordinary shares being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on conversion of the Notes or limitations under the Share Subscription Agreement set forth therein.

In accordance with the terms of registration rights agreements with the Selling Shareholders under the July Purchase Agreement and the Share Subscription Agreement, this prospectus generally covers the resale of up to 36,352,303 Class B ordinary shares.

Because of the conversion price and alternate conversion price of the Notes, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus. Under the terms of the Notes, a Selling Shareholder may not convert any portion of a Note, to the extent that, after giving effect to such conversion, it (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class B ordinary shares outstanding immediately after giving effect to such conversion. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Robo.ai Class B Ordinary Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Robo.ai Class B Ordinary Shares to be Sold Pursuant to this		Robo.ai Class B Ordinary Shares Beneficially Owned After the Offering
Name of Selling Shareholders	Number		Percent	Prospectus		Number	Percent
JAK Mobility Ventures II LLC(2)	17,187,500	(3)	9.69%	34,810,127		0	0%
Loop Capital Markets LLC (4)	6,168,705		3.85%	1,542,176	(5)	4,626,529	2.89%

*	Represents less than 1%
(1)	Applicable percentage ownership is based on 160,247,740 Class B ordinary shares outstanding as of July 30, 2026.
(2)	JAK Mobility Ventures II LLC (“JAK Mobility”) is managed by ATW Partners Opportunities Management LLC (the “Adviser”). Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). JAK Mobility, the Adviser and the Managing Members may be deemed to have shared voting and dispositive power with respect to the securities beneficially owned by JAK Mobility and each of JAK Mobility, the Adviser and the Managing Members disclaim beneficial ownership of the Company’s securities reported herein. The business address of each of the foregoing entities and individuals is c/o ATW Partners Opportunities Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.
(3)	Represents Class B ordinary shares issuable to JAK Mobility upon conversion of the Initial Note issued pursuant to the July Purchase Agreement.
(4)	Loop Capital Markets LLC is a company duly incorporated and existing under the laws of Delaware, whose beneficial owner and managing member is James Reynolds, who has the ultimate power to vote or dispose of the securities. The business address for Loop Capital Markets LLC is 425 South Financial Place, Suite 2700; Chicago, IL 60605.
(5)	Represents the first tranche of Loop Capital’s Class B ordinary shares to be released from lock-up upon the effectiveness of this registration statement.

USE OF PROCEEDS

We will not receive any proceeds from the resale of Class B ordinary shares by the Selling Shareholders. All of the net proceeds from the resale of our Class B ordinary shares will go to the Selling Shareholders as described below in the sections titled “Selling Shareholders” and “Plan of Distribution”. We will, however, receive proceeds from the sale of Original Notes and Notes in additional closings pursuant to the Original Purchase Agreement and the July Purchase Agreement, respectively.

The Selling Shareholders will pay any agent’s commissions and expenses it incurs for brokerage, accounting, tax or legal services, or any other expenses that it incurs in disposing of the Class B ordinary shares. We have agreed to bear all other expenses relating to the registration of the resale of the Class B ordinary shares for the Selling Shareholders.

PLAN OF DISTRIBUTION

We are registering the Class B ordinary shares issuable upon conversion or otherwise pursuant to the terms of the Notes and pursuant to the Share Subscription Agreement to permit the resale of these Class B ordinary shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Class B ordinary shares. We will bear all fees and expenses incident to our obligation to register the Class B ordinary shares.

The Selling Shareholders may sell all or a portion of the Class B ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class B ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class B ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Class B ordinary shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Class B ordinary shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Class B ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholders or commissions from purchasers of the Class B ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class B ordinary shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class B ordinary shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Class B ordinary shares short and deliver Class B ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Class B ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the notes or Class B ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class B ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Class B ordinary shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Class B ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class B ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Class B ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the Selling Shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class B ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class B ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholders will sell any or all of the Class B ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class B ordinary shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class B ordinary shares to engage in market-making activities with respect to the Class B ordinary shares. All of the foregoing may affect the marketability of the Class B ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the Class B ordinary shares.

We will pay all expenses of the registration of the Class B ordinary shares pursuant to the registration rights agreement, estimated to be $135,360.46, including, without limitation, Securities and Exchange Commission filing fees; provided, however, Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class B ordinary shares will be freely tradable in the hands of persons other than our affiliates.

TAXATION

Certain tax considerations related to an investment in our securities are set forth in the Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated herein by reference.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Robo.ai Inc. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands. An instrument of transfer in respect of a warrant or Robo.ai Inc. ordinary shares is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), Robo.ai Inc. (the “Company”) has obtained an undertaking from the Financial Secretary that:

(1)	no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and

(2)	no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(a)	on or in respect of the shares, debentures or other obligations of the Company; or

(b)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

The undertaking for the Company is for a period of 20 years from April 28, 2026.

British Virgin Islands

Our subsidiaries incorporated in the British Virgin Islands are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our share capital includes a summary of specified provisions of our Fifth Amended and Restated Memorandum and Articles of. The rights of shareholders described in this section are available only to Robo.ai Inc.’s shareholders. For the purposes of this section, a “shareholder” means a person who holds shares of Robo.ai Inc.

General

The Fifth Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 25,000,000 Class A ordinary shares and 175,000,000 Class B ordinary shares, each of $0.002 par value per share.

Ordinary Shares

The holders of Class B ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders, while the holders of Class A ordinary shares are entitled to twenty-five (25) votes.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes cast at an annual meeting for the election of directors can elect all of the directors to be elected at such general meeting.

Each Class A ordinary share will be convertible into one (1) Class B ordinary share (as adjusted for share splits, share combinations and similar transactions) at the option of the holder thereof. Class B ordinary shares will not be convertible into Class A ordinary shares under any circumstances. Holders of Class B ordinary shares do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class B ordinary shares.

Alan Nan WU controls the voting power of all of the outstanding Class A ordinary shares. Although Alan Nan WU controls the voting power of all of the outstanding Class A ordinary shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class A ordinary shares by a holder thereof to any person which is not a Permitted Transferee (as defined below) of such holder, those shares will automatically and immediately convert into Class B ordinary shares. In addition, all Class A ordinary shares will automatically convert to Class B ordinary shares in other events described below. See “— Optional and Mandatory Conversion.”

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of our ordinary shares are entitled to vote, each Class A ordinary share is entitled to twenty-five (25) votes and each Class B ordinary share is entitled to one (1) vote. At any meeting of shareholders, a resolution put to the vote of the meeting shall be decided by way of a show of hands and not by way of a poll, unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded.

Class A ordinary shares and Class B ordinary shares vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class A ordinary shares, voting exclusively and as a separate class:

●	increase the number of authorized Class A ordinary shares;

●	issue any Class A ordinary shares or securities convertible into or exchangeable for Class A ordinary shares, other than (i) to any Key Executive (as defined below) or their Affiliates (as defined below), or (ii) on a pro rata basis to all holders of Class A ordinary shares permitted to hold such shares under the Fifth Amended and Restated Memorandum and Articles of Association;

●	create, authorize, issue, or reclassify into, any preference shares in our capital or any shares in our capital that carry more than one (1) vote per share;

●	reclassify any Class A ordinary shares into any other class of shares or consolidate or combine any Class A ordinary shares without proportionately increasing the number of votes per Class A ordinary share; or

●	amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Fifth Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of Class A ordinary shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast at a meeting of shareholders, while a special resolution will require not less than two-thirds of votes cast at a meeting of shareholders. An ordinary resolution and a special resolution may also be passed by way of a unanimous resolution in writing of shareholders entitled to vote, with prior notice duly given.

Optional and Mandatory Conversion

Each Class A ordinary share will be convertible into one (1) Class B ordinary share (as adjusted for share splits, share combinations and similar transactions) at the option of the holder thereof. Class B ordinary shares will not be convertible into Class A ordinary shares under any circumstances.

Any number of Class A ordinary shares held by a holder thereof will automatically and immediately be converted into an equal number of Class B ordinary shares upon the occurrence of any of the following:

●	Any direct or indirect sale, transfer, assignment, or disposition of such number of Class A ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class A ordinary shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder; or

●	The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class A ordinary shares that is an entity to any person that is not a Permitted Transferee of such holder.

Transfer of Ordinary Shares

Class A ordinary shares may be transferred only to a Permitted Transferee of the holder and any Class A ordinary shares transferred otherwise will be converted into Class B ordinary shares as described above. See “Optional and Mandatory Conversion.”

“Affiliate” means, with respect to a person, (i) any other person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person, including trusts, funds and accounts promoted, sponsored, managed, advised or serviced by such person (ii) if such person is an individual, his/her Family Member (as defined below) and Affiliates of such person and/or his/her Family Members; provided, that in the case of a Key Executive, the term Affiliate shall include such Key Executive’s Permitted Entities (as defined below), notwithstanding anything to the contrary contained herein.

A “Permitted Transferee” with respect to each holder of Class A ordinary shares, any or all of the following:

(a)	any Key Executive;

(b)	any Key Executive’s Affiliate;

(c)	Robo.ai Inc. or any of its subsidiaries;

(d)	in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive: any Key Executive’s Family Members, another holder of Class A ordinary shares, or a designee approved by majority of all directors, provided that in case of any transfer of Class A ordinary shares pursuant to clauses (b) through (c) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, Robo.ai Inc. shall be entitled to refuse registration of any subsequent transfer of such Class A ordinary shares except back to the transferor of such Class A ordinary shares pursuant to clauses (b) through (c) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Class A ordinary shares be subject to mandatory conversion as set out above.

“Key Executives” means Muse Limited, a company incorporated in the Cayman Islands, and Mr. Alan Nan WU, the sole shareholder of Muse Limited.

“Permitted Entity” means, with respect to any Key Executive:

(a)	any person in respect of which such Key Executive has, directly or indirectly: (i) control with respect to the voting of all the Class A ordinary shares held by or to be transferred to such person; (ii) the ability to direct or cause the direction of the management and policies of such person or any other person having the authority referred to in the preceding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or (iii) the operational or practical control of such person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the preceding clauses (a)(i) or (ii);

(b)	any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are controlled by, the Key Executive or its Affiliates and/or any persons controlled directly or indirectly controlled by such a trust or other trusts or estate planning entities described in this paragraph (b).

“Family Member” means, with respect to an individual, any of such individual’s former, current or future spouse, parent, step-parent, grandparent, step-grandparent, child, step-child, grandchild, step-grandchild, sibling, step-sibling, niece, nephew and in-laws, including adoptive relationships.

As of the date of this prospectus, we have 12,874,392 warrants outstanding (the “Warrants”), which consist of: (i) 12,535,642 warrants (the “Public Warrants”) with each Public Warrant exercisable to purchase one-fortieth (1/40) Class B ordinary share at a price of $230.00 per whole Class B ordinary share, such Public Warrants originally issued in the initial public offering of East Stone by holders, (ii) 275,000 warrants (the “Private Warrants”) with each Private Warrant exercisable to purchase one-fortieth (1/40) Class B ordinary share at a price of $230.00 per whole Class B ordinary share, such Private Warrants originally issued in a private placement by East Stone in connection with the initial public offering of East Stone by the holders, and (iii) 63,750 warrants (the “Representative’s Warrants”) with each Representative’s Warrant exercisable to purchase one-twentieth (1/20) Class B ordinary share at a price of $240.00 per whole Class B ordinary share. We list our warrants under the symbol “AIIOW”. Please refer to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025 for the terms of such warrants.

Dividends

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Tax Treaty

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares provided that the relevant documents are not executed in or brought to the Cayman Islands, or produced before a Cayman Islands court. However, as above, Cayman Islands stamp duty will be payable if an instrument of transfer is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Anti-Takeover Provisions

Some provisions of Cayman Islands law and our Fifth Amended and Restated Memorandum and Articles of Association may have the effect of delaying, deterring or discouraging another party from acquiring control of our Company. Our Fifth Amended and Restated Memorandum and Articles of Association provide for a classified board of directors with three-year staggered terms as well as restrictions requiring the holders of shares together carrying at least ten per cent of the rights to vote at a shareholder meeting to be able to requisition a general meeting of shareholders. As a matter of Cayman Islands law, any resolutions in writing must be passed unanimously.

These provisions of our Fifth Amended and Restated Memorandum and Articles of Association and Cayman Islands law could delay the ability of shareholders to change the membership of a majority of its board, force shareholder action to be taken at an annual meeting or an extraordinary general meeting called by our board of directors or on the requisition of the holders of shares carrying at least ten per cent of the rights to vote at a shareholder meeting, and in turn delay the ability of shareholders to force consideration of a proposal or take action.

Our Fifth Amended and Restated Memorandum and Articles of Association requires an ordinary resolution to remove any director. Our Fifth Amended and Restated Memorandum and Articles of Association and Cayman Islands law also require a special resolution to amend the Fifth Amended and Restated Memorandum and Articles of Association. Such requirements may prevent our existing shareholders from effecting a change of management of our Company and removing the provisions in our constitutional documents that may have an anti-takeover effect.

EXPENSES RELATED TO THE OFFERING

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$14,985.46
Legal fees and expenses	90,000
Accountants’ fees and expenses	10,375
Miscellaneous costs	20,000
Total	$135,360.46

LEGAL MATTERS

We have been represented by Sichenzia Ross Ference Carmel LLP, New York, New York with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Appleby.

EXPERTS

The consolidated financial statements of Robo.ai Inc. (formerly known as NWTN Inc.) as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024 have been audited by Assentsure PAC, an independent registered public accounting firm, as set forth in their report dated June 10, 2025 included in our annual report on Form 20-F filed with the SEC on April 30, 2026, and are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of December 31, 2025, and for the year ended December 31, 2025 have been audited by OneStop Assurance PAC, an independent registered public accounting firm, as set forth in their report dated April 30, 2026 included in our annual report on Form 20-F filed with the SEC on April 30, 2026, and are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR
SERVICE OF PROCESS IN THE UNITED STATES

Robo.ai Inc. is incorporated under the laws of the Cayman Islands. Service of process upon Robo.ai Inc. and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of our offerings. The address of our agent is located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by our Cayman Islands legal counsel that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our Company in a foreign court (other than certain judgments of a superior court of certain states of the Commonwealth of Australia) will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case. On general principles, we would expect such proceedings to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our corporate website is http://www.roboai.io. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 30, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K furnished on February 2, 2026, February 10, 2026, February 25, 2026, April 1, 2026, May 7, 2026, May 29, 2026, June 12, 2026, June 18, 2026, and July 15, 2026 as amended on Form 6-K/A on July 17, 2026;

●	the description of our Ordinary Shares and the description of our warrants contained in Exhibit 2.4 of our Annual Report on Form 20-F filed with the SEC on April 30, 2026, including any amendment or report filed for the purpose of updating such description;

●	any future Annual Reports on Form 20-F filed with the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future Reports of Foreign Private Issuer on Form 6-K that we furnish to the SEC after the date of the filing of the registration statement of which this prospectus forms a part that are identified in such reports as being incorporated by reference in this prospectus.

Our most recent Annual Report on Form 20-F contains descriptions of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system. We maintain our website at http://www.roboai.io. The information contained on our websites does not form a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus but not delivered with the prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Robo.ai Inc.

Adrian Wong

Meydan Grandstand, 6th floor

Meydan Road, Nad AI Sheba

Dubai

United Arab Emirates

Telephone: (971) 58 543 6466

Email: IR@roboai.io

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Robo.ai Inc.

Up to 36,352,303 Class B Ordinary Shares

PROSPECTUS

                     , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The currently effective Fifth Amended and Restated Memorandum and Articles of Association of Robo.ai Inc. (formerly known as NWTN Inc.) (the “Registrant”), adopted by a special resolution of its shareholders on \April 6, 2026, provide that to the extent permitted by law, the Registrant shall indemnify each existing or former director (including alternate director), secretary and other officer of the Registrant (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Registrant’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to the foregoing (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Registrant or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his or her own dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description of Exhibit
4.1	Specimen Certificate of Class A Ordinary Share of the Company (incorporated by reference to Exhibit 4.2 to the Registration Statement Form S-8 (File No.333-291937) filed with the SEC on December 4, 2025).
4.2	Specimen Certificate of Class B Ordinary Share of the Company (incorporated by reference to Exhibit 4.3 to the Registration Statement Form S-8 (File No.333-291937) filed with the SEC on December 4, 2025).
4.3	Specimen of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form F-4 (File No. 333-266322), filed with the SEC on October 14, 2022)
4.4	Warrant Agreement, dated as of February 19, 2020, by and between East Stone and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 8-K (File No. 001-39233) filed with the SEC on February 25, 2020).
4.5	Amendment to Warrant Agreement, dated as of November 11, 2022, by and between East Stone and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 10.1 of the Company’s report on Form 6-K (File No. 001-41559) filed with the SEC on November 21, 2022).
4.6	Form of Seller Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s report on Form 6-K (File No. 001-41559) filed with the SEC on November 21, 2022).
4.7	Founders Registration Rights Agreement Amendment (incorporated by reference to Exhibit 10.3 of the Company’s report on Form 6-K (File No. 001-41559) filed with the SEC on November 21, 2022).
4.8	Form of Senior Convertible Note (incorporated by reference to Exhibit 99.1 of the Company’s report on Form 6-K/A (File No. 001-41559) filed with the SEC on July 17, 2026).
4.9	Form of Initial Senior Convertible Note, issued on July 17, 2026 (incorporated by reference to Exhibit 99.2 of the Company’s report on Form 6-K/A (File No. 001-41559) filed with the SEC on July 17, 2026).
4.10*	Share Subscription Agreement dated as of July 2, 2026, by and between Robo.ai Inc. and Loop Capital Markets LLC.
5.1*	Opinion of Appleby regarding the validity of the securities being registered
8.1*	Opinion of Appleby regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1	Securities Purchase Agreement dated as of July 15, 2026, by and between Robo.ai Inc. and the Note Investor (incorporated by reference to Exhibit 99.3 of the Company’s report on Form 6-K/A (File No. 001-41559) filed with the SEC on July 17, 2026).
10.2	Registration Rights Agreement dated as of July 15, 2026, by and between Robo.ai Inc. and the Note Investor (incorporated by reference to Exhibit 99.4 of the Company’s report on Form 6-K/A (File No. 001-41559) filed with the SEC on July 17, 2026).
23.1*	Consent of Assentsure PAC, independent registered accounting firm
23.2*	Consent of OneStop Assurance PAC, independent registered accounting firm
23.3*	Consent of Appleby (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereof)
107*	Filing fee table

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dubai, UAE, on July 31, 2026.

Robo.ai Inc.

By:	/s/ Benjamin Bin Zhai
Name:	Benjamin Bin Zhai
Title:	Chief Executive Officer and Executive Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Alan Nan Wu, Benjamin Bin Zhai and Adrian Wong as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on July 31, 2026.

Signature	Title

/s/ Alan Nan Wu	Executive Chairman and Director
Alan Nan Wu

/s/ Benjamin Bin Zhai	Chief Executive Officer and Executive Director
Benjamin Bin Zhai	(Principal Executive Officer)

/s/ Elizabeth Ching Yee Chung	Independent Non-Executive Director
Elizabeth Ching Yee Chung

/s/ Jin He	Independent Non-Executive Director
Jin He

/s/ Yehong Ji	Independent Non-Executive Director
Yehong Ji

/s/ Adrian Wong	Chief Financial Officer
Adrian Wong	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Robo.ai Inc., has signed this registration statement or amendment thereto in Newark, Delaware on July 31, 2026.

Authorized U.S. Representative Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director